CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of A-Power Energy Generation Systems, Ltd. on Form F-3 of our reports, dated November 10, 2009 relating to the audited financial statements of Evatech Co., Ltd. as of August 31, 2009 and for the year ended August 31, 2009 (except as to Note 11 thereto which is as of March 31, 2010) and dated February 12, 2009 relating to the audited financial statements of Evatech Co., Ltd. as of August 31, 2008 and for the year ended August 31, 2008 (except as to Note 8 thereto which is as of March 31, 2010) included in the Current Report on Form 6-K of A-Power Energy Generation Systems, Ltd. for the month of April 2010 dated April 12, 2010. We also consent to the reference to us under the heading “Experts” in the Prospectus contained in such Registration Statement.

/s/ Masami Fukushima
ASKA & CO.
May 20, 2010